UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2016

AMERICA’S CAR-MART, INC.

(Exact name of registrant as specified in its charter)

Texas	0-14939	63-0851141
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

802 SE Plaza Avenue, Suite 200, Bentonville, Arkansas 72712

(Address of principal executive offices, including zip code)

(479) 464-9944

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On July 22, 2016, the Board of Directors of America’s Car-Mart Inc. (the “Company”) approved and adopted an updated and expanded Code of Business Conduct and Ethics (the “Code”), which applies to all directors, officers and employees of the Company. The Code supersedes the existing Code of Business Conduct and Ethics adopted by the Board of Directors in 2004.

The existing code was refreshed and updated to (i) improve its clarity and readability, (ii) enhance Company personnel’s understanding of the Company’s standards of ethical business conduct and (iii) promote awareness of ethical issues that may be encountered in carrying out an employee’s or director’s responsibilities. In addition, the Code expands the existing code to include additional provisions relating to areas such as discrimination, compliance with consumer finance laws and regulations, anti-money laundering, harrassment, workplace safety and violence prevention, theft or fraud, use of electronic media, procurement, anti-bribery and anti-corruption, gifts and entertainment, internal controls, records management, insider trading, political activities, charitable contributions and environmental stewardship.

The updated Code is filed as Exhibit 14.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01. Other Events.

On July 22, 2016, the Board of Directors of the Company reauthorized the repurchase of up to 1 million shares of Company’s common stock under its common stock repurchase program which was last amended and approved in November 2014.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 14.1 Code of Business Conduct and Ethics.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

America’s Car-Mart, Inc.

Date: July 22, 2016	/s/ Jeffrey A. Williams
Jeffrey A. Williams
President and Chief Financial Officer
(Principal Financial Officer)